Exhibit 99.1

                              FOR IMMEDIATE RELEASE


                    Neurex Chief Financial Officer Announces
                                  Retirement -
                              New Officer Appointed


MENLO PARK, California (July 1, 1996) - Bradford M. Wait, Vice President, Finance and Chief Financial Officer of Neurex Corporation (NASDAQ: NXCO) announced today his intention to retire from the Company. To effect a smooth transition in the organization, Mr. Wait will leave the Company sometime during 1997. In the interim period, he will take on the responsibility of Vice President & Treasurer and will also have specific responsibilities to support and manage the Company though its period of rapid growth.

The Company also announced the appointment of John M. Ames as Vice President, Finance and Chief Financial Officer, effective immediately. Mr. Ames joins Neurex from Thera Tech, Inc., a Salt Lake City based drug delivery company where he was Director of Administration and Corporate Services. His previous experience included Corporate Information Systems Director at Otsuka, a Japanese pharmaceutical company as well as an auditor and consultant at KPMG Peat Marwick.

Neurex Corporation is developing products for acute care, principally in the area of cardiorenal and neurological disease. Neurex' products under development, CORLOPAM(R) (fenoldopam) and SNX-111, are currently in advanced stage human trials. Each product has potential multiple indications. The Company's strategy is to discover, develop and commercialize its products for acute care treatment in hospital settings, such as emergency rooms, intensive care units and pain clinics.

For further information contact:           Paul Goddard, Ph.D.
                                           Chairman and Chief Financial Officer
                                           (415) 85301500


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